Exhibit 99.1

For Immediate Release July 1, 2024
	Media Contact:	PfizerMediaRelations@Pfizer.com +1 (212) 733-1226
	Investor Contact:	IR@Pfizer.com +1 (212) 733-4848

Cyrus Taraporevala Elected to Pfizer’s Board of Directors

NEW YORK, July 1, 2024 – Pfizer Inc. (NYSE: PFE) today announced the election of Cyrus Taraporevala to its Board of Directors, effective immediately. Mr. Taraporevala, age 57, was also appointed to and will join the Audit Committee and Compensation Committee of Pfizer’s Board.

Mr. Taraporevala served as President and Chief Executive Officer at State Street Global Advisors from 2017 until his retirement in 2022. Prior to joining State Street, he held numerous leadership roles in asset management, including at Fidelity, BNY Mellon, Legg Mason, and Citigroup. Earlier in his career, Mr. Taraporevala was a partner at McKinsey & Company, based in New York and Copenhagen.

He serves on the boards of directors of Shell plc and Bridgepoint Group plc.

Mr. Taraporevala received a Bachelor of Commerce in Financial Accounting from Sydenham College, University of Bombay, and a Master of Business Administration from Cornell University.

“We are pleased to welcome Cyrus Taraporevala to Pfizer’s Board of Directors,” stated Albert Bourla, Pfizer Chairman and Chief Executive Officer. “He brings vast experience in investment management, financial markets plus leadership and global operations more broadly that will be an asset to Pfizer and enable our shareholders to continue to benefit from a Board representing a balance of experience, competencies and perspectives.”

About Pfizer: Breakthroughs That Change Patients’ Lives
At Pfizer, we apply science and our global resources to bring therapies to people that extend and significantly improve their lives. We strive to set the standard for quality, safety and value in the discovery, development and manufacture of health care products, including innovative medicines and vaccines. Every day, Pfizer colleagues work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Consistent with our responsibility as one of the world's premier innovative biopharmaceutical companies, we collaborate with health care providers, governments and local communities to support and expand access to reliable, affordable health care around the world. For 175 years, we have worked to make a difference for all who rely on us. We routinely post information that may be important to investors on our website at www.pfizer.com. In addition, to learn more, please visit us on www.Pfizer.com and follow us on X at @Pfizer and @Pfizer News, LinkedIn, YouTube and like us on Facebook at Facebook.com/Pfizer.
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